Exhibit 99.1

(c) 2009 Expedia Inc. All rights reserved. Confidential and proprietary. | 1 Exploring the New Travel Marketplace Clem Bason President The Hotwire Group

(c) 2009 Expedia Inc. All rights reserved. Confidential and proprietary. | 2 Introduction to The Hotwire Group For price sensitive travelers, Hotwire is the discount travel site that offers low prices you can't find anywhere else For deal-seeking travel enthusiasts, Travel Ticker provides handpicked travel bargains you wouldn't otherwise know about For budget travelers, CarRentals.com offers a wide selection of car rentals in many locations, so you get great values

(c) 2009 Expedia Inc. All rights reserved. Confidential and proprietary. | 3 Competitive and Expedia Inc. Context Opaque Retail Package Corporate Media Channels

Big ... (c) 2009 Expedia Inc. All rights reserved. Confidential and proprietary. | 4 20,000+ room nights per day $500M+ in gross bookings In Hotel 10,000+ reservations per day $500M+ in gross bookings Carrentals.com = 5-10x any other standalone retailer In Car Rental In Travel Deals 11M newsletter subscribers ~75,000 leads to suppliers per day After one year, in top tier of deal sites

(c) 2009 Expedia Inc. All rights reserved. Confidential and proprietary. | 5 Growing ... Source: Compete Millions of unique visitors; 12 mo. moving average Visitors up 21% YOY (CHART) Hotwire (CHART) 1.5M visitors a month run- rate in one year Travel Ticker (CHART) Visitors up 25% YOY CarRentals ..com

(c) 2009 Expedia Inc. All rights reserved. Confidential and proprietary. | 6 .... via Relevance - to Consumers Our bulls eye is the "Price Hunter" Price-sensitive Brand-agnostic Leisure traveler Tough times = more Price Hunters, more occasions to be a Price Hunter

(c) 2009 Expedia Inc. All rights reserved. Confidential and proprietary. | 7 .... via Relevance - to Travel Providers We are here to fill airline seats, hotel rooms and rental cars We are here to drive leisure demand We target a specific customer segment - the Price Hunter (CHART) Average ~6 points lower than 2008 Almost 200,000 more empty hotel rooms per day in 2009 than in 2008 Source: Smith Travel Research

(c) 2009 Expedia Inc. All rights reserved. Confidential and proprietary. | 8 .... via Relevant Products - to Consumers We respond to consumer feedback "I don't trust these star ratings" "Why can't I see the name of the hotel before I buy?" "How can I be sure the price is as good as you say it is?"

(c) 2009 Expedia Inc. All rights reserved. Confidential and proprietary. | 9 Star Ratings and Education "I don't trust these star ratings" "Why can't I see the name of the hotel before I buy?" When brand-name hotels use us to fill rooms that would otherwise go unsold, their prices are deeply discounted. Hotels don't want to publicize rates this low, so we hide their name until after booking How we calculate our star ratings: Take the average rating on three top travel sites Factor in customer feedback - we receive over half a million reviews per year Adjust the ratings downward if the majority of customers say we should

(c) 2009 Expedia Inc. All rights reserved. Confidential and proprietary. | 10 Price Comparison "How can I be sure the price is as good as you say it is?"

(c) 2009 Expedia Inc. All rights reserved. Confidential and proprietary. | 11 We Help Throughout the Business Cycle At the bottom (now) Revenue and volume when it is needed most As we begin to grow again Volume hedge as retail rates start to rise As we approach peak Yieldable tools to maximize total revenue The Hotwire Group can help ... At each phase of the business cycle ...